As filed with the Securities and Exchange Commission on July 10, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VISHAY INTERTECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	38-1686453
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification Number)

63 Lancaster Avenue Malvern, Pennsylvania	19355
(Address of Principal Executive Offices)	(Zip Code)

VISHAY INTERTECHNOLOGY, INC.

2007 STOCK OPTION PROGRAM
 (Full Title of the Plan)

Richard N. Grubb
Chief Financial Officer
Vishay Intertechnology, Inc.
63 Lancaster Avenue
Malvern, Pennsylvania 19355
 (Name and Address of Agent for Service)

(610) 644-1300
 (Telephone Number, Including Area Code,
of Agent for Service)

Copy to:

Abbe L. Dienstag, Esq.
Kramer Levin Naftalis & Frankel LLP
1177 Avenue of Americas
New York, New York 10036
(212) 715-9100

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock (par value $0.10 per share)	3,000,000(1)	$15.86 (2)	$47,580,000	$1,460.71

(1)

In accordance with Rule 416 under the Securities Act of 1933, this Registration Statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividend or similar transactions.

(2)

Estimated, in accordance with 17 CFR 230.457(c) and (h), solely for the purpose of calculating the registration fee. The Proposed Maximum Offering Price Per Share is based on the average of the high and low prices reported on the New York Stock Exchange on July 3, 2007, which is within five (5) business days prior to the date of this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of documents by Reference.

              The Registrant hereby incorporates by reference in this Registration Statement the following documents:

              (1)  The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on February 27, 2007;

              (2)  The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, filed with the SEC on May 8, 2007;

              (3)  The Registrant’s Current Reports on Form 8-K filed with the SEC on January 24, 2007; February 6, 2007; February 28, 2007, as amended on March 23, 2007; March 15, 2007; April 2, 2007, as amended on April 5, 2007; April 23, 2007; April 30, 2007; and July 2, 2007.

              (4)  The description of the Registrant’s Common Stock set forth in the Registrant’s Registration Statement on Form S-3, as amended (file no. 333-102507) filed on March 1, 2004, including any subsequent amendment or report filed for the purpose of updating that description; and

              (5)  All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

              Not applicable.

Item 5.  Interests of Named Experts and Counsel.

              Not applicable.

Item 6.  Indemnification of Directors and Officers.

              Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

              Vishay’s certificate of incorporation provides that every person who is or was a director, officer, employee or agent of the corporation shall be indemnified by the corporation against all judgments, payments in settlement, fines, penalties, and other reasonable costs and expenses resulting from any action, proceeding, investigation or claim which is brought or threatened by or in the right of Vishay or by anyone else by reason of such person being or having been a director, officer, employee or agent of Vishay or any act or omission of such person in such capacity. Such indemnification shall be available either if such person is wholly successful in defending such action or if, in the judgment of a court or the board of directors or in the opinion of independent legal counsel, such person acted in good faith in what he reasonably believed to be in the best interests of the corporation and was not adjudged liable to the corporation, and, in any criminal action, had no reasonable cause to believe that his action was unlawful. In the case of a derivative action, such indemnification shall not be made other than in respect of a court approved settlement or if, in the opinion of independent counsel, the person satisfied the standard of conduct specified in the prior sentence, the action was without substantial merit, the settlement was in the best interest of Vishay and the payment is permissible under applicable law. Directors may authorize the advancement of reasonable costs and expenses in connection with any such action to the extent permitted under Delaware law.

              Vishay’s certificate of incorporation further provides that no director shall have any personal liability to Vishay or to its stockholders for any monetary damages for breach of fiduciary duty, to the extent permitted under the Delaware General Corporation Law.

              Vishay maintains $100 million of insurance to reimburse the directors and officers of Vishay and its subsidiaries, for charges and expenses incurred by them for wrongful acts claimed against them by reason of their being or having been directors or officers of Vishay or any of its subsidiaries. Such insurance specifically excludes reimbursement of any director or officer for any charge or expense incurred in connection with various designated matters, including libel or slander, illegally obtained personal profits, profits recovered by Vishay pursuant to Section 16(b) of the Exchange Act and deliberate dishonesty.

Item 7.  Exemption from Registration Claimed.

              Not applicable.

Item 8.  Exhibits.

Exhibit Number	Description

3.1

Composite Amended and Restated Certificate of Incorporation of Vishay Intertechnology, Inc. dated August 3, 1995; Certificate of Amendment of Composite Amended and Restated Certificate of Incorporation dated May 22, 1997; Certificate of Amendment of the Amended and Restated Certificate of Incorporation dated November 2, 2001; and Certificate of Amendment of the Amended and Restated Certificate of Incorporation dated July 29, 2003 (incorporated by reference to Exhibit 3.1 to Amendment No. 2 to our Registration Statement on Form S-3, File No. 333-102507, filed on October 3, 2003).

3.2	Amended and Restated Bylaws of Registrant (incorporated by reference to Exhibit 3.2 to our quarterly report on Form 10-Q for the quarter ended July 2, 2005).

4.1

Vishay Intertechnology, Inc. 2007 Stock Option Program (incorporated by reference to Annex A of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 16, 2007).

5.1	Opinion of Kramer Levin Naftalis & Frankel LLP.*

23.1	Consent of Independent Registered Public Accounting Firm.*

23.2	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 5.1 to this Registration Statement).

24	Power of Attorney (included on the signature page of this Registration Statement).

* Filed herewith.

Item 9.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and,

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

               (2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

              Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Malvern, Pennsylvania, on this 10th day of July, 2007.

VISHAY INTERTECHNOLOGY, INC.

By:	/s/ Richard N. Grubb

Name:	Richard N. Grubb
Title:	Executive Vice President and Chief Financial Officer

              KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below each severally constitutes and appoints Richard N. Grubb as true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for them in their name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all which said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do, or cause to be done by virtue thereof.

              Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

Principal Executive Officer:

/s/ Dr. Gerald Paul	President, Chief Executive Officer, and Director	July 10, 2007

Dr. Gerald Paul

Principal Financial and Accounting Officer:

/s/ Richard N. Grubb	Executive Vice President and Chief Financial Officer	July 10, 2007

Richard N. Grubb

Board of Directors:

/s/ Dr. Felix Zandman	Chairman of the Board of Directors	July 10, 2007

Dr. Felix Zandman

/s/ Marc Zandman	Vice-Chairman of the Board of Directors	July 10, 2007

Marc Zandman

/s/ Zvi Grinfas	Director	July 10, 2007

Zvi Grinfas

/s/ Eli Hurvitz	Director	July 10, 2007

Eli Hurvitz

/s/ Abraham Ludomirski	Director	July 10, 2007

Abraham Ludomirski

/s/ Wayne M. Rogers	Director	July 10, 2007

Wayne M. Rogers

/s/ Ziv Shoshani	Director	July 10, 2007

Ziv Shoshani

/s/ Mark I. Solomon	Director	July 10, 2007

Mark I. Solomon

/s/ Thomas C. Wertheimer	Director	July 10, 2007

Thomas C. Wertheimer

/s/ Ruta Zandman	Director	July 10, 2007

Ruta Zandman

EXHIBIT INDEX

Exhibit Number	Description

3.1

Composite Amended and Restated Certificate of Incorporation of Vishay Intertechnology, Inc. dated August 3, 1995; Certificate of Amendment of Composite Amended and Restated Certificate of Incorporation dated May 22, 1997; Certificate of Amendment of the Amended and Restated Certificate of Incorporation dated November 2, 2001; and Certificate of Amendment of the Amended and Restated Certificate of Incorporation dated July 29, 2003 (incorporated by reference to Exhibit 3.1 to Amendment No. 2 to our Registration Statement on Form S-3, File No. 333-102507, filed on October 3, 2003).

3.2	Amended and Restated Bylaws of Registrant (incorporated by reference to Exhibit 3.2 to our quarterly report on Form 10-Q for the quarter ended July 2, 2005).

4.1

Vishay Intertechnology, Inc. 2007 Stock Option Program (incorporated by reference to Annex A of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 16, 2007).

5.1	Opinion of Kramer Levin Naftalis & Frankel LLP.*

23.1	Consent of Independent Registered Public Accounting Firm.*

23.2	Consent of Kramer Levin Naftalis & Frankel LLP (included in Exhibit 5.1 to this Registration Statement).

24	Power of Attorney (included on the signature page of this Registration Statement).

* Filed herewith.